EXHIBIT NO. 3.1(a)

ARTICLES OF AMENDMENT

TO ARTICLES OF INCORPORATION OF

CAPITOL CITY BANCSHARES, INC.

Pursuant to the provisions of O.C.G.A. § 14-2-1006, pertaining to amending the Articles of Incorporation of a corporation, Capitol City Bancshares, Inc., Atlanta, Fulton County, Georgia (the “Company”), files herewith Articles of Amendment to its Articles of Incorporation, such filing being in duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State for the State of Georgia for amendment of its original articles and previous amendments to such articles.

1. The name of the corporation is Capitol City Bancshares, Inc.

2. The Board of Directors of the Company on February 8, 2005, unanimously adopted a resolution deleting Article 3 of the Articles of Incorporation of Capitol City Bancshares, Inc. which read as follows:

“3.

The corporation shall have the authority to issue 5,000,000 common shares with a par value of $6.00 per share.”

In lieu of the deleted paragraph 3, the following new paragraph 3 was inserted to read as follows:

“3.

Each share of the issued and unissued authorized common shares of the Company shall be changed into four (4) whole shares and the $6.00 par value common shares shall be changed to $1.50 par value common stock of the

Company. On the effective date of the Amendment to the Articles of Incorporation of the Company, the Company will have 20,000,000 authorized common shares with a par value of $1.50 per share and 2,128,352 common shares issued and outstanding. The stock split created by this Amendment shall be implemented by the distribution of three (3) whole shares for each whole share owned by shareholders in the form of a stock dividend.”

3. This Amendment was adopted by the Board of Directors of Capitol City Bancshares, Inc. on February 8, 2005.

4. This Amendment was adopted without shareholder approval because shareholder approval is not required pursuant to O.C.G.A. §§ 14-2-1002(6) and (7).

5. This Amendment to the Articles of Incorporation of Capitol City Bancshares, Inc. shall be effective on March 1, 2005, and the stock to be distributed to shareholders pursuant to the stock split shall be sent to stockholders of record on March 1, 2005.

IN WITNESS WHEREOF, Capitol City Bancshares, Inc., Atlanta, Fulton County, Georgia, has caused these Articles of Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

CAPITOL CITY BANCSHARES, INC.

By:	/s/ George G. Andrews
GEORGE G. ANDREWS, President